UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Allied Capital Corporation

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Allied Capital Corporation
Notice of Annual Meeting of Stockholders

To the Stockholders:

The 2009 Annual Meeting of Stockholders of Allied Capital Corporation (the Company) will be held at the Fairfax at Embassy Row Hotel (formerly the Westin Embassy Row Hotel), 2100 Massachusetts Avenue, NW, Washington, DC on May 13, 2009, at 10 a.m. (Eastern Time) for the following purposes:

1. To elect four directors of the Company who will serve for three years, or until their successors are elected and qualified;

2.	To ratify the selection of KPMG LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on March 2, 2009. Whether or not you expect to be present in person at the Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or register your vote by telephone or through the Internet. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By order of the Board of Directors,

Miriam G. Krieger
Executive Vice President
and Corporate Secretary

Washington, DC
March 27, 2009

This is an important meeting. To ensure proper representation at the Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the Internet. Even if you vote your shares prior to the Meeting, you still may attend the Meeting and vote your shares in person.

TABLE OF CONTENTS

PROXY STATEMENT
PROPOSAL 1. ELECTION OF DIRECTORS
Nominees for Class II Directors – Term Expiring 2012
Class III Directors -- Term Expiring 2010
Class I Directors -- Term Expiring 2011
Corporate Governance
Executive Compensation
Compensation Discussion and Analysis
PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Other Business
2010 Annual Meeting of Stockholders

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, DC 20006

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Allied Capital Corporation (the Company or Allied Capital) for use at the Company’s 2009 Annual Meeting of Stockholders (the Meeting) to be held on May 13, 2009, at 10 a.m. (Eastern Time) at the Fairfax at Embassy Row (formerly the Westin Embassy Row Hotel), 2100 Massachusetts Avenue, NW, Washington, DC and at any adjournments or postponements thereof. This proxy statement, the accompanying proxy card, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, are first being sent to stockholders on or about March 27, 2009.

We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or the telephone, and the Company receives it in time for the Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Financial Solutions, Inc., in writing. Please send your notification to Allied Capital Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or submit a properly executed, later-dated proxy or vote in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank, or other institution or nominee (Broker Shares), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting.

Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Availability of Proxy and Annual Meeting Materials

This proxy statement and the accompanying Annual Report on Form 10-K and proxy card are also available at www.alliedcapital.com. Among other things, the proxy contains:

•	the date, time and location of the meeting;
•	a description of the matters being submitted to stockholders for a vote; and
•	information concerning attending the meeting and voting in person.

Electronic Delivery of Allied Capital Stockholder Communications

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including:

•	Email delivery of the proxy statement, annual report, and related materials instead of bulky hard copy delivery;
•	Efficient stockholder voting on-line; and
•	Reduction of printing and mailing costs associated with traditional delivery methods.

If you would like to sign up for electronic delivery for future stockholder mailings, please visit www.icsdelivery.com/ald/index.html to enroll. Your electronic delivery enrollment will be effective until you choose to cancel it. If you have questions about electronic delivery, please call Allied Capital Investor Relations toll-free at (888) 818-5298 or send an email to ir@alliedcapital.com.

Annual Meeting Admission

If you plan to attend the Meeting, an admission ticket and photo identification will be required for admission to the Meeting. If you are a stockholder of record, your ticket is attached to your proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring with you a legal proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date, March 2, 2009, along with your photo identification.

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposals:

1. To elect four directors of the Company who will serve for three years, or until their successors are elected and qualified;

2.	To ratify the selection of KPMG LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Voting Securities

You may vote your shares at the Meeting only if you were a stockholder of record at the close of business on March 2, 2009, the record date. On March 2, 2009, there were 178,691,875 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.

The Company’s 401(k) Plan owns a total of 388,775 shares, representing less than 1% of the Company’s total outstanding shares. The Administrator of the 401(k) Plan will vote the shares on behalf of the participants pursuant to their instructions.

Quorum Required

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

Abstentions will be treated as shares present for quorum purposes. Broker Shares for which the nominee has not received voting instructions from the beneficial holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present at the Meeting, the stockholders who are represented may adjourn the Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Vote Required

     Election of Nominee Directors.  The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to elect each of the four nominees as directors. Votes withheld on the matter will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

     Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.

     Additional Solicitation.  If there are not enough votes to approve any proposals at the Meeting, the stockholders who are represented may adjourn the Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies. Those proxies voted against any proposal for which an adjournment is sought will be voted against such adjournment. Abstentions and broker non-votes will not be voted and thus will not have any effect on the result of the vote for adjournment.

Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing, and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the proxy card. The Company has requested that brokers, nominees, fiduciaries, and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone, facsimile transmission, or telegram by directors, officers, or regular employees of the Company (without special compensation therefor). Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of March 20, 2009, each stockholder who owned more than 5% of the Company’s outstanding shares of common stock, each current director, each nominee for director, each named executive officer of the Company listed in the Summary Compensation Table, and directors and executive officers as a group. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third-party brokerage firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such brokerage firm’s policies.

The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19)of the 1940 Act.

				Dollar Range
	Number of			of Equity
Name of	Shares Owned	Percentage		Securities Beneficially
Beneficial Owner	Beneficially(1)	of Class(2)		Owned(3)

Interested Directors and Nominees:
William L. Walton(4)	1,762,401	*	%	over $100,000
Joan M. Sweeney(5)	932,041	*		over $100,000
Robert E. Long(6)	40,435	*		$10,001-$50,000
John M. Scheurer(7)	849,952	*		over $100,000

Independent Directors:
Ann Torre Bates(8)	45,044	*		$10,001-$50,000
Brooks H. Browne(9)	99,236	*		over $100,000
John D. Firestone(10)	82,231	*		$50,001-$100,000
Anthony T. Garcia(11)	89,083	*		$50,001-$100,000
Edwin L. Harper(12)	15,000	*		$10,001-$50,000
Lawrence I. Hebert(13)	52,500	*		$50,001-$100,000
John I. Leahy(14)	41,637	*		$10,001-$50,000
Edward J. Mathias(15)	34,936	*		$10,001-$50,000
Alex J. Pollock(16)	48,823	*		$50,001-$100,000
Marc F. Racicot(17)	21,338	*		$10,001-$50,000
Guy T. Steuart II(18)	328,824	*		over $100,000
Laura W. van Roijen(19)	88,289	*		$50,001-$100,000

Named Executive Officers:
Penni F. Roll(20)	868,610	*		over $100,000
Daniel L. Russell(21)	616,604	*		over $100,000
Robert M. Monk(22)	438,442	*		over $100,000
Michael J. Grisius(23)	254,908	*		over $100,000
All directors and executive officers as a group (22 in number)(24)	6,702,864	3.7%
  *  Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
(2)	Based on a total of 178,691,875 shares of the Company’s common stock issued and outstanding on March 20, 2009, and 2,938,471 shares of the Company’s common stock issuable upon the exercise of stock options exercisable within 60 days held by each executive officer and non-officer director.
(3)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.
(4)	Includes 1,212,259 shares owned directly and 524,000 options exercisable within 60 days of March 20, 2009. Also includes 10,327 shares allocated to 401(k) plan and 15,815 shares held in IRA or Keogh accounts. Of the shares listed, 2,150 are held in margin accounts or otherwise pledged.

(5)	Includes 728,031 shares owned directly and options to purchase 181,729 shares exercisable within 60 days of March 20, 2009. Also includes 22,281 shares allocated to 401(k) plan. Of the shares listed, 158,659 are held in margin accounts or otherwise pledged.
(6)	Includes exercisable options to purchase 25,000 shares. Of the shares listed, 16,681 are held in margin accounts or otherwise pledged.
(7)	Includes 503,548 shares owned directly, options to purchase 293,000 shares exercisable within 60 days of March 20, 2009, and 53,404 shares allocated to 401(k) plan. Of the shares listed, 503,548 are held in margin accounts or otherwise pledged.
(8)	Includes 7,250 shares held in IRA or Keogh accounts, exercisable options to purchase 25,000 shares and 7,000 shares held by Ms. Bates’ spouse. Also includes 3,499 shares held in a revocable trust and 700 shares held in an IRA account by Ms. Bates’ father over which Ms. Bates has power-of-attorney.
(9)	Includes 12,280 shares held in IRA or Keogh accounts and includes exercisable options to purchase 35,000 shares. Of the shares listed, 9,500 are held in margin accounts or otherwise pledged.

(10)	Includes 9,415 shares held in IRA or Keogh accounts and includes exercisable options to purchase 30,000 shares.

(11)	Includes exercisable options to purchase 15,000 shares.

(12)	Includes 2,000 shares held in IRA or Keogh accounts, 7,000 shares held in a revocable trust, 1,000 shares held by Mr. Harper’s spouse in a revocable trust for which Mr. Harper is co-trustee and exercisable options to purchase 5,000 shares.
(13)	Includes 9,529 shares held in IRA or Keogh accounts, 9,000 shares held in a revocable trust and exercisable options to purchase 15,000 shares.
(14)	Includes exercisable options to purchase 5,000 shares.
(15)	Includes 33,000 shares held in IRA or Keogh accounts.
(16)	Includes 4,000 shares held in IRA or Keogh accounts, 200 shares held by Mr. Pollock’s son in a custodial account for which Mr. Pollock serves as custodian, and exercisable options to purchase 15,000 shares.
(17)	Includes exercisable options to purchase 5,000 shares.
(18)	Includes 276,691 shares held by a corporation for which Mr. Steuart serves as an executive officer, which are held in margin accounts or otherwise pledged, and exercisable options to purchase 5,000 shares.
(19)	Includes 16,224 shares held in IRA or Keogh accounts and includes exercisable options to purchase 45,000 shares.
(20)	Includes 236,327 shares owned directly and options to purchase 615,677 shares exercisable within 60 days of March 20, 2009, and 16,606 shares allocated to 401(k) plan. Of the shares listed, 1,100 are held in margin accounts or otherwise could be pledged.
(21)	Includes 83,873 shares owned directly and options to purchase 532,731 shares exercisable within 60 days of March 20, 2009.
(22)	Includes 104,637 shares owned directly, 805 shares held in IRA or Keogh accounts, and options to purchase 333,000 shares exercisable within 60 days of March 20, 2009. Of the shares listed, 104,637 are held in margin accounts or otherwise pledged.
(23)	Includes 227,239 shares owned directly, 1,864 shares held in IRA or Keogh accounts and 25,805 shares allocated to 401(k) plan. Effective December 19, 2008, Mr. Grisius was no longer employed by the Company.
(24)	Directors and executive officers as a group includes all executive officers of the Company as of March 20, 2009, and does not include Mr. Grisius.

PROPOSAL 1.
ELECTION OF DIRECTORS

Pursuant to the Company’s bylaws, the Board of Directors may modify the number of members of the Board provided that the number of directors will not be fewer than three or greater than fifteen, unless otherwise permitted by law. Directors are elected in three classes for a staggered term of three years for each class, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. Messrs. Harper, Leahy and Steuart have announced their intention to retire from the Board of Directors at the expiration of their current term. The Board of Directors has determined that the size of the Board will be thirteen following the Meeting.

The Class II directors, Ms. Bates and Messrs. Mathias and Pollock have been nominated for election by the Board of Directors for a three-year term expiring in 2012. In addition, John M. Scheurer, the Company’s Chief Executive Officer and President, has been nominated for election as a Class II director by the Board of Directors for a three-year term expiring in 2012. Each Class II director and nominee has agreed to serve as a director if elected and has consented to be named as a nominee. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

A stockholder can vote for or withhold his or her vote from any or all of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons as are nominated as replacements. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

The Board of Directors of the Company Recommends that
Stockholders Vote for the Election of the Nominees Named in this Proxy Statement.

Information about the Directors

Certain information, as of March 20, 2009, with respect to each of the four nominees for election at the Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each nominee holds, and the year in which each nominee became a director of the Company or any of its predecessor companies.

The Board of Directors of each consolidated subsidiary will be composed of all of the Company’s directors. The business address of each nominee and director listed below is 1919 Pennsylvania Avenue, NW, Washington, DC 20006.

Nominees for Class II Directors – Term Expiring 2012

Ms. Bates and Messrs. Mathias and Pollock are independent directors for purposes of the 1940 Act. Mr. Scheurer is an interested person, as defined in the 1940 Act, due to his position as an officer of the Company.

Ann Torre Bates
Age 50. Ms. Bates has been a strategic and financial consultant since 1997. From 1995 to 1997, Ms. Bates served as Executive Vice President, CFO and Treasurer of NHP, Inc., a national real estate services firm. From 1991 to 1995, Ms. Bates was Vice President and Treasurer of US Airways. She currently serves on the boards of Franklin Mutual Series Funds, the Franklin Mutual Recovery Fund, the Franklin Templeton Funds, and SLM Corporation (Sallie Mae). She has served as a director of the Company since 2003.

Edward J. Mathias
Age 67. Mr. Mathias has served as a Managing Director of The Carlyle Group, a global private equity firm, since 1994. From 1971 to 1993, Mr. Mathias served as Managing Director and Board Member of T. Rowe Price Associates, Inc., an investment management firm. Mr. Mathias presently serves as a Trustee of the University of Pennsylvania and as a member of the Penn Investment Board that oversees the University’s endowment. He serves on the Howard Hughes Medical Institute’s Investment Advisory Committee. Mr. Mathias is also a director of NexCen Brands, Inc., Victory Acquisition Corp., and Triple Crown Acquisition Corp. He has served as a director of the Company since 2008.

Alex J. Pollock
Age 66. Mr. Pollock has been a Resident Fellow at the American Enterprise Institute since 2004. He was President and Chief Executive Officer of the Federal Home Loan Bank of Chicago from 1991 to 2004. He currently serves as a director of the CME Group, Great Lakes Higher Education Corporation, the Great Books Foundation and the International Union for Housing Finance. He has served as a director of the Company since 2003.

John M. Scheurer
Age 56. Mr. Scheurer, Chief Executive Officer and President, has been employed by Allied Capital since 1991. During his tenure with Allied Capital, Mr. Scheurer has held several leadership positions, most recently as a Managing Director and Head of Commercial Real Estate Finance. Mr. Scheurer also served as President of Allied Capital Commercial Corporation, a predecessor to Allied Capital, from 1993 until 1997.

Class III Directors — Term Expiring 2010

Messrs. Walton and Long and Ms. Sweeney are interested persons, as defined in the 1940 Act, in the cases of Mr. Walton and Ms. Sweeney, due to their positions as officers of the Company and in the case of Mr. Long, as the father of an officer of the Company. Mr. Browne is an independent director for purposes of the 1940 Act.

William L. Walton
Age 59. Mr. Walton is the Chairman of the Board and an executive officer of the Company. From 1997 until March 2009, Mr. Walton served as the Company’s Chairman, President and Chief Executive Officer. He has served as a director of the Company or one of its predecessors since 1986. Mr. Walton’s previous experience includes serving as a Managing Director of Butler Capital Corporation, as personal investment advisor to William S. Paley, founder of CBS, and as Senior Vice President in Lehman Brothers Kuhn Loeb’s Merger and Acquisition Group. He also founded two education service companies – Language Odyssey and Success Lab. Mr. Walton currently serves on the boards of directors of the American Enterprise Institute, the U.S. Chamber of Commerce, and the Financial Services Roundtable. He is also a member of the Trustees’ Council of the National Gallery of Art.

Joan M. Sweeney
Age 49. Ms. Sweeney is the Chief Operating Officer of the Company and has been employed by the Company since 1993. Ms. Sweeney oversees the Company’s daily operations. Prior to joining Allied Capital, Ms. Sweeney was employed by Ernst & Young, Coopers & Lybrand, and the Division of Enforcement of the Securities and Exchange Commission. She has served as a director of the Company since 2004.

Brooks H. Browne
Age 59. Mr. Browne has been a private investor since 2002. Mr. Browne was the President of Environmental Enterprises Assistance Fund from 1993 to 2002 and served as a director from 1991 to 2005. He currently serves as Chairman of the Board for Winrock International, a non-profit organization. He has served as a director of the Company or one of its predecessors since 1990.

Robert E. Long
Age 77. Mr. Long has been the Chief Executive Officer and a director of GLB Group, Inc., an investment management firm, since 1997 and President of Ariba GLB Asset Management, Inc., the parent company of GLB Group, Inc., since 2005. He has been the Chairman of Emerald City Radio Partners, LLC since 1997. Mr. Long was the President of Business News Network, Inc. from 1995 to 1998, the Chairman and Chief Executive Officer of Southern Starr Broadcasting Group, Inc. from 1991 to 1995, and a director and the President of Potomac Asset Management, Inc. from 1983 to 1991. Mr. Long is a director of AmBase Corporation, CSC Scientific, Inc., and Advanced Solutions International, Inc. He has served as a director of the Company or one of its predecessors since 1972. Mr. Long is the father of Robert D. Long, an officer of the Company.

Class I Directors — Term Expiring 2011

All five Class I directors are independent directors for purposes of the 1940 Act.

John D. Firestone
Age 65. Mr. Firestone has been a Partner of Secor Group, a venture capital firm since 1978. Mr. Firestone has also served as a director of Security Storage Company of Washington, DC, since 1978. He is currently a director of Cuisine Solutions, Inc., and several non-profit organizations. He has served as a director of the Company or one of its predecessors since 1993.

Anthony T. Garcia
Age 52. Mr. Garcia has been a faculty member at a private school since March 2008. Previously, Mr. Garcia was a private investor from March 2007 and Vice President of Finance of Kirusa, a developer of mobile services, from January to March 2007. Mr. Garcia was a private investor from 2003 through 2006. Mr. Garcia was Vice President of Finance of Formity Systems, Inc., a developer of software products for business management of data networks, from 2002 through 2003. Mr. Garcia was a private investor from 2000 to 2001, the General Manager of Breen Capital Group, an investor in tax liens, from 1997 to 2000, and a Senior Vice President of Lehman Brothers Inc. from 1985 to 1996. He has served as a director of the Company or one of its predecessors since 1991.

Lawrence I. Hebert
Age 62. Mr. Hebert is Chairman of Dominion Advisory Group, LLC and served as Senior Advisor at PNC Bank from 2005 to 2007. He served as a director and President and Chief Executive Officer of Riggs Bank N.A., a subsidiary of Riggs National Corporation, from 2001 to 2005. Mr. Hebert also served as Chief Executive Officer of Riggs National Corporation during 2005 and served as a director of Riggs National Corporation from 1988 to 2005. Mr. Hebert served as a director of Riggs Investment Advisors and Riggs Bank Europe Limited (both indirect subsidiaries of Riggs National Corporation). Mr. Hebert previously served as Vice Chairman from 1983 to 1998, President from 1984 to 1998, and Chairman and Chief Executive Officer from 1998 to 2001 of Allbritton Communications Company. He has served as a director of the Company or one of its predecessors since 1989.

Marc F. Racicot
Age 60. Mr. Racicot is an attorney and served as President and Chief Executive Officer of the American Insurance Association from August 2005 until February 2009. Prior to that, he was an attorney at the law firm of Bracewell & Giuliani, LLP from 2001 to 2005. He is a former Governor (1993 to 2001) and Attorney General (1989 to 1993) of the State of Montana. Mr. Racicot was appointed by President Bush to serve as the Chairman of the Republican National Committee from 2002 to 2003 and he served as Chairman of the Bush/Cheney Re-election Committee from 2003 to 2004. He presently serves on the Board of Directors for Burlington Northern Santa Fe Corporation, Massachusetts Mutual Life Insurance Company, and the Board of Visitors for the University of Montana School of Law. He has served as a director of the Company since 2005.

Laura W. van Roijen
Age 56. Ms. van Roijen has been a private investor since 1992. Ms. van Roijen was a Vice President at Citicorp from 1980 to 1990. She has served as a director of the Company or one of its predecessors since 1992.

Director Compensation

The following table sets forth compensation that the Company paid during the year ended December 31, 2008, to its directors. The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards(1)	Compensation	Earnings(3)	Compensation		Total

Interested Directors
William L. Walton(2)	$—	n/a	$—	n/a	n/a	$—		$—
Joan M. Sweeney(2)	$—	n/a	$—	n/a	n/a	$—		$—
Robert E. Long	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571
Independent Directors
Ann Torre Bates	$195,000	n/a	$10,571	n/a	n/a	$—		$205,571
Brooks H. Browne	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571
John D. Firestone	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571
Anthony T. Garcia	$195,000	n/a	$10,571	n/a	n/a	$—		$205,571
Edwin L. Harper(4)	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571
Lawrence I. Hebert	$207,000	n/a	$10,571	n/a	n/a	$—		$217,571
John I. Leahy(4)	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571
Edward J. Mathias	$—	n/a	$—	n/a	n/a	$—	(5)	$—
Alex J. Pollock	$202,000	n/a	$10,571	n/a	n/a	$—		$212,571
Marc F. Racicot	$202,000	n/a	$10,571	n/a	n/a	$—		$212,571
Guy T. Steuart II(4)	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571
Laura W. van Roijen	$190,000	n/a	$10,571	n/a	n/a	$—		$200,571

(1)	Reflects the annual grant of 5,000 options. Options granted vested immediately. The fair value of the options was estimated on the grant date for financial reporting purposes using the Black-Scholes option pricing model and pursuant to the requirements of FASB Statement No. 123 (Revised), or SFAS 123R. See Note 2 to the Company’s Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2008, for the assumptions used in determining SFAS 123R values.
(2)	Mr. Walton and Ms. Sweeney did not receive any compensation for serving on the Board of Directors. See “Summary Compensation Table” below.
(3)	There were no above market or preferential earnings on the non-qualified deferred compensation plans. See “Non-Qualified Deferred Compensation” below.
(4)	Messrs. Harper, Leahy and Steuart will retire at the end of their current terms, which expire at the conclusion of the Meeting.
(5)	Mr. Mathias was appointed to serve on the Board of Directors on December 12, 2008, and did not receive any compensation as a Director for the year ended December 31, 2008. Mr. Mathias served as a consultant to the Company until June 30, 2008 and received $30,000 in consulting fees from the Company for the year ended December 31, 2008.

Each non-officer director receives an annual retainer of $100,000. In addition, each member of each committee receives an annual retainer of $45,000 to attend the meetings of the committee, with a maximum of $90,000 to be paid to any one director for committee retainers. Each committee chair also receives an annual retainer of $5,000. Beginning in 2009, the chair of the Audit Committee will receive an annual retainer of $25,000. In addition, members who serve on special purpose committees receive $3,000 per meeting. We also reimburse directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on our Board of Directors or its committees.

Non-officer directors are eligible for stock option awards under our Amended Stock Option Plan pursuant to an exemptive order from the Securities and Exchange Commission, or Commission, which was granted in September 1999. The terms of the order provided for a one-time grant of 10,000 options to each non-officer director on the date that the order was issued, or on the date that any new director is elected by stockholders to the Board of Directors. Thereafter, each non-officer director will receive 5,000 options each year on the date of the Annual Meeting of Stockholders at the fair market value on the date of grant. See “Amended Stock Option Plan.” The options granted to our directors vest immediately.

Corporate Governance

Director Independence

In accordance with rules of the New York Stock Exchange, or NYSE, the Board of Directors annually determines the independence of each director. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Company’s Corporate Governance / Nominating Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has changed.

In order to evaluate the materiality of any such relationship, the Board of Directors uses the definition of director independence set forth in the NYSE Listed Company Manual. Section 303A.00 of the NYSE Listed Company Manual provides that business development companies, or BDCs, such as the Company, are required to comply with all of the provisions of Section 303A applicable to domestic issuers other than Sections 303A.02, the section that defines director independence. Section 303A.00 provides that a director of a BDC shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company.

The Board has determined that each of the directors and nominees is independent and has no relationship with the Company, except as a director and stockholder of the Company, with the exception of William L. Walton, John M. Scheurer, Joan M. Sweeney and Robert E. Long. Messrs. Walton and Scheurer and Ms. Sweeney are interested persons of the Company due to their positions as officers of the Company and Mr. Long is an interested person of the Company because he is the father of an officer of the Company. During its assessment of director independence, the Board also considered a donation of $25,000 by the Company to the American Enterprise Institute where Mr. Pollock serves as a Resident Fellow as well as Mr. Walton’s appointment to the board of directors of the American Enterprise Institute. The Board of Directors determined that neither the donation nor Mr. Walton’s position on the board of directors impairs Mr. Pollock’s status as an independent director. In addition, the Board considered the consulting relationship between the Company and Mr. Mathias, from June 2002 through June 2008, whereby Mr. Mathias was paid $5,000 per month by the Company. The Board of Directors determined that the prior consulting arrangement, which terminated prior to Mr.

Mathias’ appointment to the Board of Directors, did not impair Mr. Mathias’ status as an independent director.

Committees of the Board of Directors

The Board of Directors of the Company has established an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance/ Nominating Committee, and a Board Investment Review Committee. From time to time, the Board may establish special purpose committees to address particular matters on behalf of the Board. The Audit Committee, Compensation Committee, and Corporate Governance/ Nominating Committee each operate pursuant to a committee charter. The charter of each Committee is available on the Company’s web site at www.alliedcapital.com in the Investor Resources section and is also available in print to any stockholder or other interested party who requests a copy.

During 2008, the Board of Directors of the Company held 27 Board meetings and 63 committee meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they served. Each director makes a diligent effort to attend all Board and committee meetings, as well as the Annual Meeting of Stockholders. Each of the directors was present at the Company’s 2008 Annual Meeting of Stockholders.

The Company has designated the Chairman of the Corporate Governance/ Nominating Committee as the Presiding Director to preside at all executive sessions of non-management directors. In his absence, the Chairman of the Audit Committee has been designated to serve in such capacity. Executive sessions of non-management directors are held regularly.

The following table indicates the current members of the committees of the Board of Directors. All of the Company’s directors are independent directors, except for Messrs. Walton and Long, and Ms. Sweeney, who are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

		Board			Corporate
		Investment			Governance/
	Executive	Review	Audit	Compensation	Nominating
	Committee	Committee	Committee	Committee	Committee
William L. Walton	Chair	Chair(1)

Ann Torre Bates		Member	Chair

Brooks H. Browne	Member	Member	Member	Member

John D. Firestone		Member		Member	Member

Anthony T. Garcia		Member	Member	Chair

Edwin L. Harper		Member	Member

Lawrence I. Hebert	Member	Member(1)		Member	Chair

John I. Leahy		Member(1)		Member

Robert E. Long	Member	Member(1)

Edward J. Mathias	Member	Member		Member	Member

Alex J. Pollock	Member	Member(1)			Member

Marc F. Racicot	Member	Member		Member	Member

Guy T. Steuart II		Member			Member

Joan M. Sweeney		Member

Laura W. van Roijen		Member	Member

(1)	Permanent member for 2009.

The Board of Directors has appointed John M. Scheurer as a member of the Executive Committee and a permanent member of the Board Investment Review Committee for 2009, subject to his election to the Board.

The Executive Committee.  The Executive Committee has and may exercise those rights, powers, and authority that the Board of Directors from time to time grants to it, except where action by the Board is required by statute, an order of the Commission, or the Company’s charter or bylaws. The Executive Committee met four times during 2008.

The Board Investment Review Committee.  The Board Investment Review Committee reviews and approves certain types of investments made by the Company. The Board Investment Review Committee is composed of five permanent members, who have been appointed to serve for the year, and three additional members, each of whom will serve during at least one quarter during the year on a rotating schedule. The Board Investment Review Committee met 29 times during 2008.

The Audit Committee.  The Audit Committee operates pursuant to a charter approved by the Board of Directors and meets the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Directors in fulfilling its responsibilities for overseeing and monitoring the quality and integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the review of the independence, qualifications and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee met 14 times during 2008. None of the members of the Audit Committee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, pursuant to the requirements of the rules promulgated by the NYSE. In addition, the Company’s Board of Directors has determined that Ms. Bates and Messrs. Browne and Garcia are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act as each meets the requirements of Rule 10A-3 of the Exchange Act.

The Compensation Committee.  The Compensation Committee approves the compensation of the Company’s executive officers, and reviews the amount of salary and bonus for each of the Company’s other officers and employees. In addition, the Compensation Committee approves stock option grants for the Company’s officers under the Company’s Amended Stock Option Plan, and determines other compensation arrangements for employees. None of the members of the Compensation Committee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, pursuant to the requirements of the rules promulgated by the NYSE. The Compensation Committee met ten times during 2008. See “Executive Compensation — Compensation Discussion and Analysis — Establishing Compensation Levels” for additional information regarding the Compensation Committee.

The Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee recommends candidates for election as directors to the Board of Directors and makes recommendations to the Board as to the Company’s corporate governance policies. None of the members of the Corporate Governance/Nominating Committee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, pursuant to the requirements of the rules promulgated by the NYSE. The Corporate Governance/Nominating Committee met six times during 2008.

The Corporate Governance/Nominating Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted to the care of the Corporate Secretary in accordance with the Company’s bylaws, Corporate Governance Policy, and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable Commission rules, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of Company common stock owned, if any; and, a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders.

In evaluating director nominees, the Corporate Governance/Nominating Committee considers the following factors:

•	the appropriate size and composition of the Company’s Board of Directors;

•	whether or not the person is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills, and experience of nominees in light of prevailing business conditions and the knowledge, skills, and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the capacity and desire to represent the balanced, best interests of the stockholders as a whole and not a special interest group or constituency;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.

The Corporate Governance/Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance/Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance/Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance/Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Corporate Governance/Nominating Committee considers the age limit guideline included in the Company’s Corporate Governance Policy, which suggests that a director should not stand for re-nomination after age 72, but that the Board may, in its discretion, ask a director to stand for re-nomination if the Board believes that such director will continue to make significant contributions to the work of the Board.

Each of the Company’s Class II directors and nominees standing for election, including Messrs. Mathias and Scheurer, were recommended by the Corporate Governance/Nominating Committee and nominated by the Board of Directors. If any member of the Board does not wish to continue in service or if the Corporate Governance/Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the Corporate Governance/Nominating Committee recommends to expand the size of the Board of Directors, the Corporate Governance/Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Corporate Governance/Nominating Committee and the Board of Directors provide suggestions as to individuals meeting the criteria of the Corporate Governance/Nominating Committee. Consultants may also be engaged to assist in identifying qualified individuals.

Communication with the Board of Directors

Stockholders and other interested parties with questions about the Company are encouraged to contact Allied Capital’s Investor Relations department. However, if stockholders or other interested parties feel their questions have not been addressed, they may communicate with the Company’s Board of Directors, including the Presiding Director, by sending their communications to:

Allied Capital Corporation Board of Directors
c/o Corporate Secretary
1919 Pennsylvania Avenue, NW
Washington, DC 20006

All communications received by the Company’s Corporate Secretary in this manner will be delivered to one or more members of the Board of Directors as appropriate.

Code of Business Conduct

Each executive officer as well as every employee of the Company is subject to the Company’s Code of Business Conduct, which is available on the Company’s website at www.alliedcapital.com in the Investor Resources section and is also available in print to any stockholder or other interested party who requests a copy.

Corporate Governance Policy

The Company’s Corporate Governance Policy is available on the Company’s website at www.alliedcapital.com in the Investor Resources section and is available in print to any stockholder or other interested party who requests a copy.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of the members are present or past employees of the Company within the last ten years. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Information about Named Executive Officers and Executive Officers

The following information, as of March 20, 2009, pertains to the Company’s named executive officers and executive officers who are not directors of the Company.

Miriam G. Krieger
Age 32. Ms. Krieger, Chief Compliance Officer and Corporate Secretary, has been employed by the Company since March 2008. Prior to joining the Company, Ms. Krieger served as Senior Vice President and Chief Compliance Officer at MCG Capital Corporation from 2006 to 2008 and Vice President and Assistant General Counsel from 2004 to 2006. From 2001 to 2004, she was an associate in the Financial Services Group of the law firm of Sutherland Asbill & Brennan LLP.

Norma R. Kuntz
Age 32. Norma R. Kuntz, Chief Valuation Officer, has been employed by the Company since 2002 in the financial reporting and valuation functions, most recently as Senior Vice President.

Robert M. Monk
Age 42. Mr. Monk, Managing Director, has been employed by the Company since 1993. Prior to joining the Company, Mr. Monk worked in the leveraged finance group at First Union Securities (currently Wachovia Securities).

Penni F. Roll
Age 43. Ms. Roll, Chief Financial Officer, has been employed by the Company since 1995. Ms. Roll is responsible for the Company’s financial operations. Prior to joining the Company, Ms. Roll was employed by KPMG LLP in the firm’s audit practice.

Daniel L. Russell
Age 44. Mr. Russell, Managing Director, has been employed by the Company since 1998. Prior to joining the Company, Mr. Russell was employed by KPMG LLP in the firm’s financial services group.

John C. Wellons
Age 37. John C. Wellons, Chief Accounting Officer, has been employed by the Company since April 2008. Prior to joining the Company, Mr. Wellons was employed by MCG Capital Corporation, where he served as the Chief Accounting Officer from 2004 to April 2008, the Director of Financial Accounting from 2002 to 2004, and in other accounting roles from 2000 to 2002. Prior to this, Mr. Wellons was employed in the audit practice at Ernst & Young from 1996 to 2000.

Certain Relationships and Related Transactions

The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain related persons of the Company.

As a BDC, the Company is prohibited by the 1940 Act from participating in transactions with any persons affiliated with the BDC, including, officers, directors, and employees of the BDC and any person controlling or under common control with the BDC (the Affiliates) absent a Commission exemptive order.

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related party transactions. In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with Company, the Company has implemented the following procedures:

•	Every proposed transaction must have a completed write-up and a transaction analysis, which should identify all parties to the transaction, including any selling stockholders.

•	Each transaction is screened by officers of the Company for any possible affiliations, close or remote, between the proposed portfolio investment, the Company, companies controlled by the Company, and any Affiliates of the Company.

•	All Affiliates are notified by officers of the Company of any proposed transactions and the parties involved in the transaction, and are asked to notify the Private Finance General Counsel or the Chief Compliance Officer or any other officer of the Company who has been designated to serve in this capacity (each a Screening Officer).

•	A Screening Officer analyzes all potential affiliations between the proposed portfolio investment, the Company, companies controlled by the BDC, and any Affiliates of the Company to determine if prohibited affiliations exist.

•	A Screening Officer obtains the advice of legal counsel whenever there is uncertainty as to whether particular persons involved in a proposed transaction are Affiliates of the Company.

•	A Screening Officer reviews the terms of each transaction to review whether any affiliated person could receive brokerage commissions that exceed the provisions of the 1940 Act.

No agreement shall be entered into unless and until a Screening Officer is satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, appropriate actions have been taken to seek Board review and approval or exemptive relief for such transaction. The Board of Directors reviews these procedures on an annual basis.

In addition, the Company’s Code of Business Conduct, which is annually reviewed and approved by the Board of Directors and acknowledged in writing by all employees, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the Code of Business Conduct, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer. In the event that either of these officers is involved in the action or relationship giving rise to the conflict of interest, the individual is directed to disclose the conflict to another member of the Company’s senior management team. The Corporate Governance/ Nominating

Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the Board of Directors.

The following table sets forth certain information, as of March 20, 2009, regarding indebtedness to the Company in excess of $120,000 of any person serving as a director or executive officer of the Company and of any nominee for election as a director at any time since January 1, 2008. All of such indebtedness results from loans made by the Company to enable the exercise of stock options. The loans are full recourse against the borrower and have varying terms not exceeding ten years. The interest rates charged generally reflect the applicable federal rate on the date of the loan.

As a BDC under the 1940 Act, the Company is entitled to provide and has provided loans to officers of the Company in connection with the exercise of stock options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, the Company has been prohibited from making new loans to its executive officers since July 30, 2002.

	Amount	Amount
	of Principal	of Interest	Highest Amount	Range of			Amount
Name and Position	Paid During	Paid During	Outstanding	Interest Rates			Outstanding at
with Company	2008	2008	During 2008	High		Low	March 20, 2009

Executive Officers:
Kelly A. Anderson	$101,932	$16,340	$496,225	5.96%	—	3.91%	$394,293
Penni F. Roll	$531,524	$21,661	$531,524	4.90%	—	4.45%	$—
Suzanne V. Sparrow	$234,429	$8,895	$281,213	4.98%	—	4.45%	$—

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the Commission and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company’s review of Forms 3, 4, and 5 filed by such persons, the Company believes that during and for 2008 all Section 16(a) filing requirements applicable to such persons were met in a timely manner with the exception of a Form 4 for Mr. Long, a Form 4 for Ms. Van Roijen, and a Form 5 for Ms. Bates, which were filed late due to administrative errors. In addition, in March 2009, a Form 4 was filed late for Ms. Bates due to administrative errors.

Executive Compensation

Compensation Discussion and Analysis

Overview of the Compensation Program

Current Market Environment.  The United States and the global economies are in a state of severe economic recession, which has had a far-reaching impact on the financial services industry. The U.S. capital markets have been experiencing extreme volatility and a lack of liquidity. The Company experienced a significant reduction in its net worth during the second half of 2008, primarily resulting from net unrealized depreciation on its portfolio, which reflects market conditions. As a result of current market conditions, the Company took steps during 2008 to reorganize its operations and reduce employee expense.

During the third quarter of 2008, the Company consolidated its investment execution activities to its Washington, DC headquarters and its office in New York in an effort to improve operating efficiencies. As the Company transitioned and consolidated its operations, it reduced headcount by approximately 30 employees in the third quarter of 2008. In January 2009, the Company reduced headcount by an additional 20 employees and further consolidated its operations. Although the Company incurred severance expense in connection with these terminations, the Company expects that future employee expense will be significantly reduced as a result of these headcount reductions.

In addition, during 2008, the Company substantially decreased its bonus pool from $40.1 million in 2007 to $1.0 million in 2008. The Company accrued $11.2 million in performance awards in 2008. In lieu of paying these amounts as a 2008 bonus, which the Company would typically pay in the first quarter of 2009, these amounts will be paid in installments ending on January 15, 2010. An employee must be employed on the payment dates in order to receive the installment payment.

The Company believes that the steps it has taken to reduce employee expense are appropriate in the current market environment. The Company also believes, however, that it is important to take steps to retain key officers, especially in times of economic uncertainty. As discussed more fully below, compensation for 2008 was determined with a focus on balancing reductions in employee expense with the importance of retaining employees that are critical to the success of the Company.

Compensation Philosophy.  Allied Capital’s compensation and benefits programs are designed with the goal of providing compensation that is fair, reasonable, competitive and appropriate for market conditions. The programs are intended to help the Company align the compensation paid to its executive officers with the achievement of certain corporate and executive performance objectives that have been established to achieve the long-term objectives of the Company. The Company also believes that its compensation programs should enable the Company to attract, motivate, and retain key officers who will contribute to the Company’s future success.

The design of the Company’s compensation programs is based on the following three guiding factors:

•	Achievement of Corporate and Individual Performance Objectives — The Company believes that the best way to accomplish alignment of compensation with the interests of its stockholders is to link pay to individual performance and individual contributions to the returns generated for stockholders. Compensation is determined on a discretionary basis and is dependent on the achievement of certain corporate and individual performance objectives that have been established to achieve long-term objectives of the Company. When individual performance exceeds expectations and performance goals established during the year, pay levels for the individual are expected to be above competitive market levels. When individual performance falls below expectations, pay levels are expected to be below competitive levels.

•	Competitiveness and Market Alignment — The Company’s compensation and benefits programs are designed to be competitive with those provided by companies with whom it competes for talent and to be sufficient to attract the best talent from among top performers in its industry. Benefit programs are designed to provide competitive levels of protection and financial security and are not based on performance. As part of its annual review process, the Compensation Committee reviews the competitiveness of the Company’s current compensation levels of its key employees and executives with a third-party compensation consultant against the competitive market and relative to overall corporate performance, including market conditions, during the year. The Compensation Committee also reviews tally sheets annually, which illustrate all components of compensation for the named executive officers, or NEOs, who have employment agreements with the Company.

•	Alignment with Requirements of the 1940 Act — The Company’s compensation program must align with the requirements of the 1940 Act, which imposes certain limitations on the structure of a BDC’s compensation program. For example, the 1940 Act prohibits a BDC from maintaining a stock option plan and a profit sharing arrangement simultaneously. As a result, if a BDC has a stock option plan, it is prohibited from using a carried interest formula, a common form of compensation in the private equity industry, as a form of compensation. Because of these and other similar limitations imposed by the 1940 Act, the Compensation Committee is limited as to the type of compensation arrangements that can be utilized in order to attract, retain and motivate employees.

Components of Total Compensation.  The Compensation Committee determined that the compensation packages for 2008 for the NEOs, who are identified in the Summary Compensation Table, should generally consist of the following five key components:

•	Annual base salary;

•	Annual cash bonus;

•	Stock options, priced at current market value;

•	Individual Performance Award, or IPA, which is a cash award that is generally determined at the beginning of the year based upon the individual performance of the officer and is paid in semi-annual installments (June and December) during the year; and

•	Individual Performance Bonus, or IPB, which is a cash award that is generally determined at the beginning of the year based upon the individual performance of the officer and is paid bi-weekly as current compensation during the year.

Base Salary.  Base salary is designed to attract and retain experienced executives who can drive the achievement of the Company’s goals and objectives. While an executive’s initial base salary is determined by an assessment of competitive market levels, the factors used in determining changes to base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment.

The Company has entered into employment agreements with William L. Walton, the Company’s Chairman of the Board, Joan M. Sweeney, the Company’s Chief Operating Officer, and Penni F. Roll, the Company’s Chief Financial Officer, which provides for the base salary of each of these executives. See “ — Employment Agreements” below for information regarding the material terms of these agreements.

Annual Cash Bonus.  The annual cash bonus is designed to reward those executives that have achieved certain corporate and individual performance objectives and have contributed to the achievement of certain long-term objectives of the Company. The amount of the annual cash bonus is determined by the Compensation Committee on a discretionary basis. During 2008, the Company substantially decreased its bonus pool from $40.1 million in 2007 to $1.0 million in 2008. The Company also accrued $11.2 million in performance awards in 2008. In lieu of paying these amounts as a 2008 bonus, which the Company would typically pay in the first quarter of 2009, these amounts will be paid in installments ending on January 15, 2010. An employee must be employed on the payment dates in order to receive the installment payment. The Company’s Chairman of the Board, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer received no bonus or performance award for 2008.

Stock Options.  The Company’s principal objective in awarding stock options to the officers and directors of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders. The Compensation Committee evaluates a number of criteria, including the past service of each such optionee to the Company, the present and potential contributions of such optionee to the performance of the Company, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the Amended Stock Option Plan, including the recipient’s current stock holdings, years of service, position with the Company, and other factors. The Compensation Committee does not apply a formula assigning specific weights to any of these factors when making its determination. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance.

The Company believes that stock option awards are an important form of compensation, particularly in the current economic environment. Stock option awards provide the Company with a form of compensation that directly aligns employee interests with shareholder interests. In addition, stock option awards are granted as a form of long-term compensation designed to retain key personnel while also serving as a non-cash form of compensation to enable to Company to preserve cash. On March 3, 2009, options to purchase 10.6 million shares were granted to 38 officers with an exercise price of $0.73 per share. These options vest ratably on June 30, 2009, June 30, 2010 and June 30, 2011. Many of these options were granted in connection with the retention agreements entered into with several key employees of the Company as an incentive for those key employees to continue to contribute to the success of the Company.

IPA and IPB  The IPA and IPB are part of an incentive compensation program for certain officers and are generally determined annually at the beginning of each year but may be adjusted throughout the year. In 2008, IPAs were paid in cash in two equal installments during the year. The IPB was distributed in cash to award recipients throughout the year. An employee must be employed on the payment dates in order to receive IPA or IPB payments.

The Company currently has not established an IPA or IPB for 2009 as part of its efforts to reduce employee expense; however, depending upon the Company’s need to retain and motivate its employees, the Company may determine in conjunction with the Compensation Committee of the Board of Directors that some form of 2009 retention compensation or individual performance compensation may be in the best interests of the Company.

Employment Agreements and Severance Arrangements.  The Company entered into employment agreements in 2004 with Mr. Walton and Mmes. Sweeney and Roll. These agreements were reviewed in 2008 and amended to comply with regulatory changes in the Code and to address other tax related matters. In connection with the separation of the Chief Executive Officer and Chairman roles effective in March 2009, Mr. Walton entered into an amendment to his employment agreement with the Company. Under that amendment Mr. Walton agreed to serve as a full time Chairman of the Board of Directors with a reduced base salary of $1.1 million. In this capacity, Mr. Walton will be an executive officer of the Company responsible for the overall strategic direction of the Company. In addition, Mr. Walton waived any claims he may have had under his employment agreement to resign for “good reason” upon no longer serving as the Company’s Chief Executive Officer because the change to Mr. Walton’s position had been made at his request. Pursuant to each of these agreements, if the executive’s employment is terminated without cause during the term of the agreement, or within 24 months of a change of control, the executive shall be entitled to severance pay. See “Severance and Change of Control Arrangements Under Employment Agreements” for more detail.

The Company anticipates that it will enter into an employment agreement with John M. Scheurer in his role as Chief Executive Officer and President.

Retention Agreements.  On March 3, 2009, the Company entered into retention agreements with certain key officers who do not have employment agreements with the Company, including Mr. Russell and Mr. Monk. As discussed above, the Company believes that it is important to retain its key management team through this period of economic uncertainty. Pursuant to these agreements, in the event of a termination, other than for cause, or if the officer terminates his or her employment for good reason within 90 days prior to or 18 months following a change of control of the Company, the officer will receive a retention award to be paid in a lump sum six months following the officer’s separation from service. The officer would also receive one year of COBRA coverage following the separation from service.

401(k) Plan. The Company maintains a 401(k) Plan. All employees who are at least 21 years of age have the opportunity to contribute pre-tax or after-tax salary deferrals to the 401(k) Plan, up to $16,500 annually for the 2009 plan year, and to direct the investment of these contributions. Plan participants who are age 50 or older during the 2009 plan year are eligible to defer an additional $5,500 during 2009. The 401(k) Plan includes the Allied Capital Stock Fund, consisting of Allied Capital common stock and cash, among other investment options. Beginning in December 2008, the Allied Capital Stock Fund is no longer available for future contributions; however, participants may maintain any existing investment in the fund. On March 20, 2009, the 401(k) Plan held less than 1% of the outstanding shares of the Company.

The Company’s 401(k) Plan provides that the Company will match 100% of the first 4% of deferral contributions made by each participant up to the maximum eligible compensation limit, which is $245,000 for 2009.

Insurance.  The Company makes available to all employees health insurance, dental insurance, and group life and disability insurance. Prior to the Sarbanes-Oxley Act of 2002, the Company provided split dollar life insurance arrangements for certain senior officers. The Company has subsequently terminated its obligations to pay future premiums with respect to existing split-dollar life insurance arrangements.

Perquisites.  The Company provides only limited perquisites such as Company-paid parking to certain officers, including its NEOs. The Company has utilized corporate aircraft for business use in an effort to improve the efficiency of required business travel. Imputed income determined in accordance with the Internal Revenue Service requirements is reflected in an NEO’s aggregate compensation for income tax purposes for any business trip on which a non-employee family member or guest accompanies the NEO. In connection with its efforts to reduce expenses, the Company significantly reduced the use of its corporate aircraft in 2008, and has undertaken a process to sell its corporate aircraft. For compensation disclosure purposes, the value of such travel by non-employee family members or guests is calculated by allocating costs incurred. With respect to travel by non-employee family members or guests, this is computed by allocating direct and indirect expenses, other than depreciation, on a per hour basis. Direct and indirect expenses generally include crew compensation and expenses, fuel, oil, catering expenses, hangar, rent, insurance, landing and similar fees, and maintenance costs.

Establishing Compensation Levels

Role of the Compensation Committee.  The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Exchange Act and independent directors as defined by NYSE rules.

The Compensation Committee operates pursuant to a charter that sets forth the mission of the Compensation Committee and its specific goals and responsibilities. The Compensation Committee’s mission is to evaluate and make recommendations to the Board regarding the compensation of the Chief Executive Officer and other executive officers of the Company, and their performance relative to their compensation, and to assure that they are compensated effectively in a manner consistent with the compensation philosophy discussed earlier, internal equity considerations, competitive practice, and the requirements of applicable law and the appropriate regulatory bodies. In addition, the Compensation Committee evaluates and makes recommendations to the Board regarding the compensation of the directors, including their compensation for service on Board committees.

The Compensation Committee’s charter reflects these goals and responsibilities, and the Compensation Committee annually reviews and revises its charter as necessary. To assist in carrying out its responsibilities, the Compensation Committee periodically receives reports and recommendations from management and from a third-party compensation consultant that it selects and retains. The Compensation Committee may also, from time to time, consult with legal, accounting or other advisors all in accordance with the authority granted to the Compensation Committee in its charter.

Role of Management.  The key members of management involved in the compensation process are the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer and the Director of Human Resources. Management proposes certain corporate and individual performance objectives for executive management that could be established to achieve long-term objectives of the Company and used to determine total compensation, and these proposals are presented to the Compensation Committee for review and approval. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for the Company’s compensation programs. Management’s recommendations are presented to the Compensation Committee for review and approval.

Role of the Compensation Consultant.  The Compensation Committee annually retains a third-party compensation consultant to assess the competitiveness of the current and proposed compensation levels of the Company’s NEOs in light of competitive market practices. The Compensation Committee has engaged Ernst & Young LLP’s Performance and Reward Practice or its predecessor (the Compensation Consultant) for this purpose for more than five years.

The Compensation Consultant attends Compensation Committee meetings, meets with the Compensation Committee without management present and provides third-party data, advice and expertise on current and proposed executive and director compensation. At the direction of the Compensation Committee, the Compensation Consultant prepares an analysis of compensation matters including positioning of programs in the competitive market, including peer group review, and the design of plans consistent with the Compensation Committee’s compensation philosophy.

Ernst & Young, LLP provides consulting and other services to the Company, however, the Compensation Committee believes this does not compromise the Compensation Consultant’s ability to provide an independent perspective on executive compensation. During 2008, the Compensation Consultant was paid $133,376 for its services to the Compensation Committee.

Assessment of Market Data, Peer Comparisons and Benchmarking of Compensation. The Compensation Consultant assists the Compensation Committee with the assessment of the compensation practices of comparable companies. Given the Company’s structure as a publicly traded, internally managed BDC coupled with the fact that most of the Company’s direct competitors are privately held private equity partnerships, specific compensation information with respect to the Company’s direct competitors typically is not publicly available. There are a limited number of published survey sources that have a primary focus on the private equity industry and that provide annualized information on long-term incentive plans in the industry, which typically take the form of carried interest.

As a part of the annual assessment of compensation, the Compensation Committee and the Compensation Consultant analyze NEO compensation information relative to a peer group of publicly traded companies, as determined by the Compensation Committee, including internally managed BDCs, deemed similar to the Company in terms of industry segment, company size and competitive industry and geographic market for executive talent.

The Company’s peer group is substantially the same peer group used for its 2006 and 2007 analyses. For its 2008 analysis, the Company removed T. Rowe Price from its peer group due to its size relative to the Company and added Affiliated Managers

Group, Inc. based on its similar industry, employee population, market capitalization and asset size. For 2008, the peer group is composed of the following nine publicly traded companies in the financial services industry:

• Affiliated Managers Group, Inc. • AllianceBernstein Holding L.P. • American Capital Strategies, Ltd. • CapitalSource Inc. • CIT Group Inc.	• Federated Investors, Inc. • Friedman, Billings, Ramsey Group, Inc. • iStar Financial, Inc. • Legg Mason, Inc.

The Compensation Committee generally benchmarks the Company’s compensation for the CEO, CFO and COO to the median (50th percentile) through the 75th percentile of competitive market data. However, the Compensation Committee is unable to benchmark the compensation data of individuals from the externally managed companies because no individual compensation data is available.

In prior years, the Compensation Committee and the Compensation Consultant have also analyzed NEO compensation information relative to published survey data on similarly sized private equity firms and an estimation of aggregate compensation levels paid by externally managed publicly traded BDCs and similar pass-through structures, such as real estate investment trusts.

For 2008, the Compensation Committee and the Compensation Consultant did not review these additional sources given the changing dynamics of pay practices in these types of organizations. In addition, because survey data is only available with a one-year lag, there was a concern that the market data reflected in the survey sources would overstate current compensation levels, given the current economic conditions.

While comparisons to compensation levels at the Company’s peer group is helpful in assessing the overall competitiveness of its executive compensation program, the Company believes that its executive compensation program also must be internally consistent and equitable in order for the Company to achieve its investment objectives and to continue to attract and retain outstanding employees.

The Compensation Committee considers many factors, including each individual’s contribution to the Company that year to assess internal pay equity. As a result, the composition of the Company’s NEOs, excluding the Chief Executive Officer and the Chief Financial Officer, may change from year to year.

Review of Tally Sheets.  The Compensation Committee annually reviews tally sheets that illustrate all components of the compensation provided to the Company’s NEOs who have employment agreements with the Company, including base salary, performance awards, annual cash bonus, IPAs and IPBs, stock option awards, perquisites and benefits. Furthermore, the Compensation Committee annually reviews tally sheets prepared by the Compensation Consultant that illustrate the aggregate amounts that may be paid as the result of certain events of termination under employment agreements including a change of control for Mr. Walton and Mmes. Sweeney and Roll. The purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation for its executives who have employment agreements so that the Compensation Committee may analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation. The Compensation Committee also provides a full report of all compensation program components to the Board of Directors, including the review and discussion of the tally sheets.

Assessment of Corporate and Individual Performance.  The Compensation Committee considered certain corporate and individual performance measures that have been established to achieve the Company’s objectives, including long-term total return to stockholders. The corporate and individual performance measures for 2008 included, among others, the following:

•	Setting strategic direction;

•	Maintaining the highest ethical standards, internal controls and adherence to regulatory requirements;

•	Maintaining appropriate dividend payouts to shareholders with the appropriate balance of interest and fee income and capital gain harvest;

•	Maintaining a conservative balance sheet and investment grade status;

•	Continually innovating and improving the Company’s investment process;

•	Maintaining portfolio credit quality and improving overall portfolio performance;

•	Continually innovating and improving financial and operating services provided to portfolio companies; and

•	Attracting and retaining the best and brightest talent, developing potential successors for future leadership roles.

During 2008, the Company achieved numerous strategic investment and operational goals and objectives, including, among other things:

•	Raised $402.5 million in new equity capital;

•	Invested $1.1 billion;

•	Generated $1.0 billion in principal collections related to investment repayments or sales;

•	Decreased indebtedness by $344.5 million;

•	Paid $456.5 million in dividends to stockholders, primarily from 2007 taxable income;

•	Grew the asset management platform through the addition of the AGILE Fund and two Knightsbridge CLOs; and

•	Reduced costs and improved efficiency through various operational initiatives.

Compensation Determination

In determining the individual compensation for the Company’s NEOs, the Compensation Committee considers the total compensation to be awarded to each NEO and may exercise discretion in determining the portion allocated to the various components of total compensation. There is no pre-determined weighting of any specific components. The Company believes that the focus on total compensation provides the ability to align pay decisions with short- and long-term needs of the business. This approach also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Individual compensation levels for NEOs are determined based on individual performance and the achievement of certain corporate and executive performance objectives that have been established to achieve long-term objectives of the Company. Increases to base salary may be awarded to recognize an executive for assuming additional responsibilities and his/her related performance, to address changes in the external competitive market for a given position, or to achieve an appropriate competitive level due to a promotion to a more senior position.

In determining the amount of an executive’s variable compensation — an annual cash bonus, performance award, IPA, IPB and stock option award — the Compensation Committee considers the overall funding available for such awards, the executive’s performance, and the desired mix between the various components of total compensation. The Company does not use a formula-based approach in determining individual awards or weighting between the components. Rather, discretion is exercised in determining the overall total compensation to be awarded to the executive. As a result, the amounts delivered in the form of an annual cash bonus, performance award, IPA, IPB and stock option award are designed to work together in conjunction with base salary to deliver an appropriate total compensation level to the NEO.

The Company believes that the discretionary design of its variable compensation program supports its overall compensation objectives by allowing for significant differentiation of pay based on individual performance and by providing the flexibility necessary to ensure that pay packages for its NEOs are competitive relative to its market.

Determination of 2008 Compensation for the CEO and other NEOs. The compensation of the Chief Executive Officer and other NEOs is determined based on the achievement of certain corporate and individual performance objectives discussed above. The Compensation Committee acknowledged the fact that, while management had achieved numerous strategic investment and operational goals and objectives for the year, market conditions had resulted in a significant reduction in the Company’s net worth and stock price during the latter half of 2008, which adversely affected total return to stockholders for the year. As discussed above, in lieu of paying 2008 bonuses to the Company’s officers, which the Company would typically pay in the first quarter of 2009, the Company will pay a performance award to certain officers in installments ending on January 15, 2010. In addition, the Company currently has not established an IPA or IPB for 2009; IPA and IPB amounts for 2008 were approved in January 2008 and paid throughout 2008.

Mr. Walton was paid an annual base salary of $1,703,300 in 2008 compared to $1,500,000 paid in 2007. In connection with the separation of the roles of Chairman of the Board and Chief Executive Officer, Mr. Walton entered into an amendment to his employment agreement which, among other things, provides that Mr. Walton’s base salary will be reduced to $1.1 million, effective March 3, 2009. Mr. Walton did not receive a bonus or a performance award for 2008, compared to an annual bonus for 2007 of $2,150,000, a 22% reduction from the annual bonus that was paid for 2006. Mr. Walton also received a 2008 IPA of $1,475,000 and a 2008 IPB of $1,475,000, which were the same amounts as the prior year. Mr. Walton received a grant of 575,000 stock options in 2008, compared to 186,000 in 2007 and none in 2006.

Ms. Sweeney was paid an annual base salary of $1,115,800 for 2008 compared to $1,000,000 for 2007 and 2006. Ms. Sweeney did not receive an annual bonus or a performance award for 2008, compared to a bonus of $1,300,000 for 2007 and $1,500,000 for 2006. Ms. Sweeney received a 2008 IPA of $850,000 and a 2008 IPB of $850,000. Ms. Sweeney did not receive a grant of stock options in 2008 or 2006; she received a grant of 139,500 stock options in 2007.

For 2008, Ms. Roll was paid an annual base salary of $584,500, compared to $525,000 for both 2007 and 2006. Ms. Roll did not receive an annual bonus or a performance award for 2008 compared to $850,000 paid in both 2007 and 2006. Ms. Roll received a 2008 IPA of $350,000 and a 2008 IPB of $350,000. Ms. Roll received a grant of 250,000 stock options in 2008 compared to a grant of 139,500 stock options in 2007 and none in 2006.

Mr. Monk was paid an annual base salary of $598,300 for 2008. Mr. Monk received a performance award for 2008 in the amount of $1,000,000 which will be paid in installments ending on January 15, 2010, in recognition of his individual performance. He received a 2008 IPA of $250,000 and a 2008 IPB of $250,000. Mr. Monk received a grant of 250,000 stock options in 2008.

For 2008, Mr. Russell was paid an annual base salary of $633,300. Mr. Russell did not receive an annual bonus or a performance award for 2008 compared to $1,700,000 paid in 2007. Mr. Russell received a 2008 IPA of $475,000 and a 2008 IPB of $475,000. Mr. Russell received a grant of 250,000 stock options in 2008 compared to a grant of 186,000 stock options in 2007.

Mr. Grisius was paid an annual base salary of $653,800 for 2008. Mr. Grisius did not receive an annual bonus for 2008; he received a 2008 IPA of $400,000 and a 2008 IPB of $400,000. Mr. Grisius received a grant of 250,000 stock options in 2008. Effective December 19, 2008, Mr. Grisius was no longer employed by the Company. In connection with his departure from the Company, Mr. Grisius received severance of $700,000, payable in 10 installments beginning December 19, 2008.

Stock Option Practices

The Company’s principal objective in awarding stock options to the officers and directors of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance. Stock options are priced at the closing price of the stock on the date the option is granted. See “Amended Stock Option Plan.”

Restricted Stock

In October 2007, the Company filed an exemptive application with the Commission to permit the issuance of restricted stock to the Company’s employees and non-officer directors. If the Company were to receive an order from the Commission to permit such issuance, the Company would be required to seek the approval of stockholders before it may issue restricted stock. Assuming the Corporation obtained stockholder approval, the Board of Directors would consider the issuance of restricted stock together with the issuance of stock options as another form of equity compensation.

Target Ownership Program

During 2006, the Board of Directors established a target ownership program to encourage share ownership by the Company’s senior officers, so that the interests of the officers and stockholders are aligned. Target ownership amounts represent the lesser of a multiple of base salary or a specified number of shares. Generally, officers have five years to achieve their target ownership level, which is determined on an individual basis by the Compensation Committee and adjusted annually to reflect increases in base salary, if any. The Compensation Committee considers these target ownership levels and each individual’s progress toward achieving his or her target ownership in connection with its annual compensation review. See “Target Ownership” for additional information related to the target ownership program.

Impact of Regulatory Requirements — Tax Deductibility of Pay

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year, which applies with respect to certain of its most highly paid executive officers for 2008. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a performance-based compensation policy. The total compensation for each of Messrs. Walton, Russell, Monk and Ms. Sweeney is above the $1,000,000 threshold for 2008; accordingly, for 2008, a portion of their total compensation, including salaries, bonuses, IPBs, and other compensation is not deductible by the Company.

Compensation Committee Report

The Compensation Committee, composed entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the Compensation Committee’s deliberations and discussions with management, the Compensation Committee recommends that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement.

Compensation Committee
Anthony T. Garcia, Chairman
Brooks H. Browne, Member
John D. Firestone, Member
Lawrence I. Hebert, Member
John I. Leahy, Member
Edward J. Mathias, Member
Marc F. Racicot, Member

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Summary Compensation Table

The following table sets forth compensation that the Company paid during the years ended December 31, 2008, 2007 and 2006, to its principal executive officer, principal financial officer and each of the four highest paid executive officers of the Company (collectively, the Named Executive Officers or NEOs) in each capacity in which each NEO served. Certain of the NEOs served as both officers and directors.

							Change in
							Pension Value
							and
						Non-Equity	Non-Qualified
						Incentive	Deferred
Name and Principal				Stock	Option	Plan	Compensation	All Other
Position	Year	Salary	Bonus(2)	Awards	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total
William L. Walton,	2008	$1,716,402	$2,950,000	n/a	$457,242	n/a	n/a	$28,503	$5,152,147
Chief Executive	2007	1,505,769	5,301,250	n/a	488,229	n/a	n/a	3,658,402	10,953,650
Officer	2006	1,500,000	5,700,000	n/a	421,142	n/a	n/a	250,763	7,871,905

Joan M. Sweeney,	2008	$1,124,383	$1,700,000	n/a	$138,612	n/a	n/a	$6,716	$2,969,711
Chief Operating	2007	1,003,846	2,913,750	n/a	366,172	n/a	n/a	1,986,159	6,269,927
Officer	2006	1,000,000	3,000,000	n/a	314,827	n/a	n/a	134,418	4,449,245

Penni F. Roll,	2008	$589,046	$700,000	n/a	$388,220	n/a	n/a	$14,064	$1,691,330
Chief Financial	2007	527,019	1,607,500	n/a	576,854	n/a	n/a	509,089	3,220,462
Officer	2006	523,558	1,550,000	n/a	490,659	n/a	n/a	70,571	2,634,788

Daniel L. Russell,	2008	$638,171	$950,000	n/a	$500,007	n/a	n/a	$12,528	$2,100,706
Managing Director	2007	550,673	3,506,154	n/a	725,172	n/a	n/a	372,028	5,154,027

Robert M. Monk,	2008	$602,902	$1,500,000	n/a	$355,431	n/a	n/a	$36,034	$2,494,367
Managing Director

Michael J. Grisius(1)	2008	$638,712	$800,000	n/a	$388,220	n/a	n/a	$748,847	$2,575,779
Former Managing Director	2006	556,538	2,500,000	n/a	n/a	n/a	n/a	81,945	3,138,483

(1)	Effective December 19, 2008, Mr. Grisius was no longer employed by the Company.

(2)	This column includes annual cash bonus, IPA, IPB, performance awards, and for 2007 the excess 401(k) Plan contribution, which represents the excess amount of the 4% employer contribution over the IRS limit of how much an employer may contribute to the 401(k) plan which was paid in cash for 2007. For 2006, this excess contribution was contributed to the 2005 DCP I. For a discussion of these compensation components, see “Compensation Discussion and Analysis” above. IPA and IPB amounts were determined at the beginning of the year and paid throughout the respective year. The Company accrued for performance awards in 2008. In lieu of paying these amounts as a 2008 bonus, the Company will pay these amounts in installments ending on January 15, 2010. Recipients of performance awards must be employed on the installment payment dates in order to receive the payment. The other named executive officers received no performance award for 2008. The following table provides detail as to the composition of the bonus received by each of the NEOs:

					Performance	Excess 401(k)
	Year	Bonus	IPA	IPB	Award	Contribution

Mr. Walton	2008	—	$1,475,000	$1,475,000	—	—
	2007	$2,150,000	$1,475,000	$1,475,000	—	$201,250
	2006	$2,750,000	$1,475,000	$1,475,000	—	—
Ms. Sweeney	2008	—	$850,000	$850,000	—	—
	2007	$1,300,000	$750,000	$750,000	—	$113,750
	2006	$1,500,000	$750,000	$750,000	—	—
Ms. Roll	2008	—	$350,000	$350,000	—	—
	2007	$850,000	$350,000	$350,000	—	$57,500
	2006	$850,000	$350,000	$350,000	—	—
Mr. Russell	2008	—	$475,000	$475,000	—	—
	2007	$2,475,000	$475,000	$475,000	—	$81,154
Mr. Monk	2008	—	$250,000	$250,000	$1,000,000	—
Mr. Grisius	2008	—	$400,000	$400,000	—	—
	2006	$1,500,000	$500,000	$500,000	—	—

(3)	The following table sets forth the amount included in the “Option Awards” column with respect to prior year awards and the 2008 awards. See Note 2 to our 2008 consolidated financial statements for the assumptions used in determining SFAS 123R values. See the “Grants of Plan-Based Awards” table for the full fair value of the options granted to NEOs in 2008. The amount recognized for financial statement reporting purposes represents the SFAS 123R fair value of options awarded in prior and current years that vested in 2008, which are non-cash expenses.

	SFAS 123R Expenses Included in the
	Table Attributed to:
2008 Non-Cash Expense for Option Awards	Prior-Year Awards	2008 Awards

Mr. Walton	$184,816	$272,426
Ms. Sweeney	$138,612	$—
Ms. Roll	$269,773	$118,447
Mr. Russell	$381,560	$118,447
Mr. Monk	$236,984	$118,447
Mr. Grisius	$269,773	$118,447

(4)	There were no above market or preferential earnings on the non-qualified deferred compensation plans. See “Non-Qualified Deferred Compensation” below.

(5)	All Other Compensation is composed of the following:

		Company	Employer	SFAS 123R
		Contribution	Contribution	Expense
		to 401(k)	to 2005	Related
	Year	Plan	DCP I(A)	to the OCP(B)	Other(C)

Mr. Walton	2008	$9,200	—	—	$19,303
	2007	$11,250	—	$3,612,697	$34,455
	2006	$11,000	$201,500	n/a	$38,263
Ms. Sweeney	2008	—	—	—	$6,731
	2007	$11,250	—	$1,966,137	$8,772
	2006	$11,000	$114,000	n/a	$9,418
Ms. Roll	2008	$9,200	—	—	$4,864
	2007	$11,250	—	$493,223	$4,616
	2006	$11,000	$55,154	n/a	$4,417
Mr. Russell	2008	$9,200	—	—	$3,328
	2007	$11,250	—	$356,667	$4,111
Mr. Monk	2008	$9,200	—	—	$26,834
	2007	$11,250	—	$1,287,492	$9,615
Mr. Grisius	2008	$9,200	—	—	$739,647
	2006	$11,000	$66,770	—	$4,175

(A)	Because the IRS limits the amount an employer may contribute to a 401(k) plan on behalf of each participant, for 2006 the Company contributed the excess amount of the 5% employer contribution over this limit to the 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan, or 2005 DCP I, on behalf of the participant. For 2007, this excess contribution was paid in cash to the participant and is included as a bonus in 2007. No excess contribution was paid in 2008.

(B)	During 2007, the Company completed a tender offer for vested in-the-money options in exchange for an option cancellation payment, or OCP. Because the weighted average market price of the Company’s common stock at the commencement of the tender offer was higher than the market price at the close of the tender offer, SFAS 123R required the Company to record stock option expense related to the stock options cancelled. This is a non-cash expense deemed to be compensation for financial reporting purposes.

(C)	These amounts include perquisites such as group life insurance premiums of $348 for each Named Executive Officer; the imputed income value of split dollar life insurance arrangements of $4,312, $3,428, $1,576, $3,629 and $1,399 for Mr. Walton, Ms. Sweeney, Ms. Roll, Mr. Monk and Mr. Grisius, respectively; Company-paid parking of $2,940, $2,955, $2,940, $2,980, $2,260 and $2,695 for Mr. Walton, Ms. Sweeney, Ms. Roll, Mr. Russell, Mr. Monk and Mr. Grisius, respectively. In addition, the amounts for 2008 include $4,013 and $2,952 for Mr. Walton and Mr. Monk, respectively, for premiums associated with executive long-term disability insurance. The amount for 2008 includes $7,690 for Mr. Walton, and the amounts for 2007 include $23,994 for Mr. Walton, $2,370 for Ms. Sweeney, and $1,241 for Mr. Russell related to the allocated costs associated with the travel of non-employee family members or guests when they have accompanied the NEOs on trips for business purposes. The value of this perquisite is different than each NEO’s imputed income, which is calculated in accordance with IRS requirements. The Company significantly reduced the use of its corporate aircraft in 2008, and has undertaken a process to sell its corporate aircraft. The amount for Mr. Monk in 2008 includes $17,645 in relocation expenses paid by the Company. The amount for Mr. Grisius in 2008 includes $735,205 of severance and other termination benefits payable upon his termination from the Company as of December 19, 2008.

Employment Agreements

The Company entered into employment agreements in 2004 with William L. Walton, the Company’s Chairman and CEO, Joan M. Sweeney, the Company’s Chief Operating Officer, and Penni F. Roll, the Company’s Chief Financial Officer. These agreements were amended in 2007 and in 2008 to comply with Section 409A of the Code and to address other tax-related matters. In connection with the separation of the Chief Executive Officer and Chairman roles effective in March 2009, Mr. Walton entered into an amendment to his employment agreement with the Company. Under that amendment Mr. Walton agreed to serve as a full time Chairman of the Board Directors with a reduced base salary of $1.1 million. In this capacity, Mr. Walton will be an executive officer of the Company responsible for the overall strategic direction of the Company. In addition, Mr. Walton waived any claims he may have had under his employment agreement to resign for “good reason” upon no longer serving as the Company’s Chief Executive Officer because the change to Mr. Walton’s position had been made at his request.

Each of the agreements provides for a three-year term that extends one day at the end of every day during its length, unless either party provides written notice of termination of such extension. In that case, the agreement would terminate three years from such notification.

Each agreement specifies each executive’s base salary compensation during the term of the agreement. The Compensation Committee has the right to increase but not decrease the base salary during the term of the employment agreement. In addition, each employment agreement states that the Compensation Committee may provide, at their sole discretion, an annual cash bonus. This bonus is to be determined with reference to each executive’s performance in accordance with performance criteria to be determined by the Compensation Committee in its sole discretion. Under each agreement, each executive is also eligible to participate in the Company’s Amended Stock Option Plan, and to receive all other awards and benefits previously granted to each executive, including the payment of life insurance premiums.

The executive has the right to voluntarily terminate employment at any time with 30 days’ notice, and in such case, the employee will not receive any severance pay. Among other things, the employment agreements prohibit the solicitation of employees from the Company in the event of an executive’s departure for a period of two years. See “Severance and Change of Control Arrangements Under Employment Agreements” for a discussion of the severance and change of control arrangements set forth in each of these agreements.

The Company anticipates that it will enter into an employment agreement with John M. Scheurer in his role as Chief Executive Officer and President.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option		Grant Date
								Awards;	Awards;	Exercise	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	of Stock
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	and
	Grant	Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(1)	Awards	Awards

William L. Walton	2/1/08	—	—	—	—	—	—	—	575,000	$22.96	$1,260,170

Joan M. Sweeney	—	—	—	—	—	—	—	—	—	—	—

Penni F. Roll	2/1/08	—	—	—	—	—	—	—	250,000	$22.96	547,900

Daniel L. Russell	2/1/08	—	—	—	—	—	—	—	250,000	$22.96	547,900

Robert M. Monk	2/1/08	—	—	—	—	—	—	—	250,000	$22.96	547,900

Michael J. Grisius	2/1/08	—	—	—	—	—	—	—	250,000	$22.96	547,900

(1)	The options granted in 2008 vest in three installments on 6/30/09, 6/30/10, and 6/30/11.

Amended Stock Option Plan

The Company’s Amended Stock Option Plan, or Option Plan, is intended to encourage stock ownership in the Company by officers and directors, thus giving them a proprietary interest in the Company’s performance, to reward outstanding performance, and to provide a means to attract and retain persons of outstanding ability to the service of the Company. The Option Plan was last approved by stockholders in May 2007.

As discussed in the Compensation Discussion and Analysis, the Company’s Compensation Committee believes that stock-based incentive compensation is a key element of officer and director compensation. The Compensation Committee’s principal objective in awarding stock options to the eligible officers of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders.

Stock options are granted under the Option Plan at a price not less than the prevailing market value at the grant date and will have realizable value only if the Company’s stock price increases. The Compensation Committee determines the amount and features of the stock options, if any, to be awarded to optionees. The Compensation Committee evaluates a number of criteria, including the past service of each such optionee to the Company, the present and potential contributions of such optionee to the success of the Company, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the Option Plan, including the recipient’s current stock holdings, years of service, position with the Company, and other factors. The Compensation Committee does not apply a formula assigning specific weights to any of these factors when making its determination. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance. Pursuant to the 1940 Act, options may not be repriced for any participant.

All rights to exercise options terminate 60 days after an optionee ceases to be (i) a non-officer director, (ii) both an officer and a director, if such optionee serves in both capacities, or (iii) an officer (if such officer is not also a director) of the Company for any reason other than death or total and permanent disability. If an optionee’s employment is terminated for any reason other than death or total and permanent disability before expiration of his option and before he has fully exercised it, the optionee has the right to exercise the option during the balance of a 60-day period from the date of termination. If an optionee dies or becomes totally and permanently disabled before expiration of the option without fully exercising it, he or she or the executors or administrators or legatees or distributees of the estate shall, as may be provided at the time of the grant, have the right, within one year after the optionee’s death or total and permanent disability, to exercise the option in whole or in part before the expiration of its term.

All outstanding options will become fully vested and exercisable upon a Change of Control. For purposes of the Option Plan, a “Change of Control” means (i) the sale or other disposition of all or substantially all of the Company’s assets; or (ii) the acquisition, whether directly, indirectly, beneficially (within the meaning of Rule 13d-3 of the Exchange Act), or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing fifteen percent (15%) or more of the aggregate voting power of the Company’s then outstanding common stock by any person (within the meaning of Section 13(d) and 14(d) of the Exchange Act), including, but not limited to, any corporation or group of persons acting in concert, other than (A) the Company or its subsidiaries and/or (B) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or (iii) the individuals who were members of the Board of Directors as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds (2/3) of the Board of Directors; provided, however, that any director appointed by at least two-thirds (2/3) of the then Incumbent Board or nominated by at least two-thirds (2/3) of the Corporate Governance/ Nominating Committee of the Board of Directors (a majority of the members of the Corporate Governance/ Nominating Committee are members of the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

The Option Plan is designed to satisfy the conditions of Section 422 of the Code so that options granted under the Option Plan may qualify as “incentive stock options.” To qualify as “incentive stock options,” options may not become exercisable for the first time in any year if the number of incentive options first exercisable in that year multiplied by the exercise price exceeds $100,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the stock option awards outstanding at December 31, 2008:

	Option Awards						Stock Awards(1)
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
				Equity					Number of	Market or
				Incentive					Unearned	Payout
				Plan					Shares,	Value of
				Awards:			Number	Market	Units or	Unearned
	Number of	Number of		Number of			of	Value of	Other	Shares,
	Securities	Securities		Securities			Shares or	Shares or	Rights	Units
	Underlying	Underlying		Underlying			Units of	Units of	That	of Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Have	Rights That
	Options	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Not	Have Not
Name	Exercisable(2)	Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested

William L. Walton	400,000	—		—	$28.9800	3/11/2014	n/a	n/a	n/a	n/a
	124,000	62,000	(3)	—	$29.5800	5/15/2014	n/a	n/a	n/a	n/a
	—	575,000	(4)	—	$22.9600	2/1/2015	n/a	n/a	n/a	n/a

Joan M. Sweeney	5,633	—		—	$17.7500	12/30/2009	n/a	n/a	n/a	n/a
	4,646	—		—	$21.5200	12/13/2012	n/a	n/a	n/a	n/a
	78,450	—		—	$28.9800	3/11/2014	n/a	n/a	n/a	n/a
	93,000	46,500	(3)	—	$29.5800	5/15/2014	n/a	n/a	n/a	n/a

	Option Awards							Stock Awards(1)
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
					Equity					Number of	Market or
					Incentive					Unearned	Payout
					Plan					Shares,	Value of
					Awards:			Number	Market	Units or	Unearned
	Number of		Number of		Number of			of	Value of	Other	Shares,
	Securities		Securities		Securities			Shares or	Shares or	Rights	Units
	Underlying		Underlying		Underlying			Units of	Units of	That	of Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That	Stock That	Have	Rights That
	Options		Options		Unearned	Exercise	Expiration	Have Not	Have Not	Not	Have Not
Name	Exercisable(2)		Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested

Penni F. Roll	122,677		—		—	$21.5200	12/13/2012	n/a	n/a	n/a	n/a
	200,000		—		—	$28.9800	3/11/2014	n/a	n/a	n/a	n/a
	200,000		—		—	$27.5100	8/3/2015	n/a	n/a	n/a	n/a
	93,000		46,500	(3)	—	$29.5800	5/15/2014	n/a	n/a	n/a	n/a
	—		250,000	(4)	—	$22.9600	2/1/2015	n/a	n/a	n/a	n/a

Daniel L. Russell	4,085		—		—	$21.5900	9/20/2011	n/a	n/a	n/a	n/a
	4,646		—		—	$21.5200	12/13/2012	n/a	n/a	n/a	n/a
	100,000		—		—	$28.9800	3/11/2014	n/a	n/a	n/a	n/a
	300,000		—		—	$27.5100	8/3/2015	n/a	n/a	n/a	n/a
	124,000		62,000	(3)	—	$29.5800	5/15/2014	n/a	n/a	n/a	n/a
	—		250,000	(4)	—	$22.9600	2/1/2015	n/a	n/a	n/a	n/a

Robert M. Monk	90,000		—		—	$28.9800	3/11/2014	n/a	n/a	n/a	n/a
	150,000		—		—	$27.5100	8/3/2015	n/a	n/a	n/a	n/a
	93,000		46,500	(3)	—	$29.5800	5/15/2014	n/a	n/a	n/a	n/a
	—		250,000	(4)	—	$22.9600	2/1/2015	n/a	n/a	n/a	n/a

Michael J. Grisius	300,000	(5)	—		—	$28.9800	3/11/2014	n/a	n/a	n/a	n/a
	200,000	(5)	—		—	$27.5100	8/3/2015	n/a	n/a	n/a	n/a
	93,000	(5)	—		—	$29.5800	5/15/2014	n/a	n/a	n/a	n/a

(1)	The Company has not made any stock awards. As a business development company, the Company is prohibited by the 1940 Act from issuing stock awards except pursuant to a Commission exemptive order. The Company has filed an application seeking exemptive relief to issue restricted stock.
(2)	No stock option awards have been transferred.
(3)	The options granted vest in three installments on 6/30/07, 6/30/08, and 6/30/09.
(4)	The options granted vest in three installments on 6/30/09, 6/30/10, and 6/30/11.
(5)	The options were cancelled on February 17, 2009, 60 days after Mr. Grisius’ termination of employment effective December 19, 2008.

Option Exercises and Stock Vested

No stock option awards were exercised by any NEO during the year ended December 31, 2008.

		Option Awards		Stock Awards
		Number of Shares		Number of Shares
		Acquired on	Value Realized	Acquired on	Value Realized
Name	Year	Exercise	on Exercise	Vesting	on Vesting

William L. Walton	2008	—	—	n/a	n/a
Joan M. Sweeney	2008	—	—	n/a	n/a
Penni F. Roll	2008	—	—	n/a	n/a
Daniel L. Russell	2008	—	—	n/a	n/a
Robert M. Monk	2008	—	—	n/a	n/a
Michael J. Grisius	2008	—	—	n/a	n/a

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Number of
securities
remaining
available for
future issuance
	Number of		under equity
	Securities to be		compensation
	issued upon	Weighted-average	plans (excluding
	exercise of	exercise price of	securities reflected
	outstanding options	outstanding options	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	19,711,911	$26.5596	9,510,676
Equity compensation plans not approved by stockholders	—	—	—

Total	19,711,911	$26.5596	9,510,676

Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions in	Contributions in	Earnings in	Distributions in	December 31,
Name	2008	2008	2008(1)	2008	2008(2)

William L. Walton	$—	$—	$(663,311)	$10,702,960	$—
Joan M. Sweeney	$—	$—	$(435,787)	$5,397,161	$—
Penni F. Roll	$—	$—	$(87,683)	$2,159,918	$—
Daniel L. Russell	$—	$—	$(128,197)	$1,565,739	$—
Robert M. Monk	$—	$—	$(122,332)	$1,529,205	$—
Michael J. Grisius	$—	$—	$(137,983)	$1,686,389	$—

(1)	Includes interest and dividend income and realized and unrealized gains and losses on all deferred compensation arrangements.

(2)	During 2007, the Company’s Board of Directors determined to terminate the Company’s deferred compensation arrangements, and the balances were distributed to the participants in March 2008. See “Termination of Deferred Compensation Arrangements” below.

Deferred Compensation Arrangements.  In December 2007, the Company’s Board of Directors made a determination that it was in the best interests of the Company to terminate its deferred compensation arrangements (each individually a Plan, or collectively, the Plans). The Board of Directors’ decision was primarily in response to increased complexity resulting from recent changes in the regulation of deferred compensation arrangements. The Board of Directors resolved that the accounts under these Plans would be distributed to participants in full on March 18, 2008, the termination and distribution date, or as soon as was reasonably practicable thereafter in accordance with the provisions of each of these Plans.

The accounts under the deferred compensation arrangements totaled $52.5 million at December 31, 2007. The balances on the termination date were distributed to participants in March 2008 subsequent to the termination date in accordance with the transition rule for payment elections under Section 409A of the

Code. Distributions from the plans were made in cash or shares of the Company’s common stock, net of required withholding taxes.

Severance and Change of Control Arrangements Under Employment Agreements

The Company entered into employment agreements in 2004 with Mr. Walton, and Ms. Sweeney and Ms. Roll. These agreements were reviewed in 2008 and amended to comply with Section 409A and to address other tax-related matters. Mr. Walton’s employment agreement was also amended in connection with the separation of the Chairman of the Board and Chief Executive Officer roles, effective in March 2009. Each of the agreements provides for a three-year term that extends one day at the end of every day during its length, unless either party provides written notice of termination of such extension. In that case, the agreement would terminate three years from such notification. The following tables quantify the potential payments and benefits upon termination of the Company for each of the NEOs with an employment agreement, assuming the NEO’s employment terminated on December 31, 2008, given the NEO’s compensation and service level as of that date. Due to the number of factors that affect these calculations, including the price of the Company’s common stock, any actual amounts paid or distributed may be different.

	Termination Scenarios
	By Executive For
	Good Reason or
	By Company	Death or
William L. Walton	Without Cause	Disability	Change of Control

Cash Payments	$12,922,839	$6,379,100	$12,922,839
Accelerated Vesting of Option Awards	—	—	—
Continued Benefits	37,000	37,000	37,000

Total	$12,959,839	$6,416,100	$12,959,839

	Termination Scenarios
	By Executive For
	Good Reason or
	By Company	Death or
Joan M. Sweeney	Without Cause	Disability	Change of Control

Cash Payments	$8,840,364	$4,802,933	$8,840,364
Accelerated Vesting of Option Awards	—	—	—
Continued Benefits	44,500	44,500	44,500

Total	$8,884,864	$4,847,433	$8,884,864

	Termination Scenarios
	By Executive For
	Good Reason or
	By Company	Death or
Penni F. Roll	Without Cause	Disability	Change of Control

Cash Payments	$4,884,408	$2,611,517	$4,884,408
Accelerated Vesting of Option Awards	—	—	—
Continued Benefits	43,500	43,500	43,500

Total	$4,927,908	$2,655,017	$4,927,908

By Executive For Good Reason or By Company Without Cause.  Pursuant to each of those agreements, if the executive resigns without good reason or his/her employment is terminated with cause, the executive will not receive any severance pay. If, however, employment is terminated by the Company without cause or by the executive for good reason, the executive will be entitled to severance pay for a period not to exceed 36 months. Severance pay will include three times the average base salary for the preceding three years, plus three times the average bonus compensation for the preceding three years, plus a lump sum severance amount, plus a cash payment in lieu of certain post-termination health and welfare benefits. Severance payments will generally be paid in a lump sum no earlier than six months after separation.

Change of Control.  In the event of a change of control, in addition to the severance value described above, all outstanding options granted to Mr. Walton, Ms. Sweeney and Ms. Roll will vest immediately under the terms of the option plan. See “Amended Stock Option Plan” above for the definition of change of control.

Death or Disability.  If employment is terminated as a result of death or disability (as defined in the executives’ employment agreements) and no notice of non-renewal has been given, the executive will be entitled to severance pay equal to one times his/her average base salary for the preceding three years, plus one times his/her average bonus compensation for the preceding three years, plus a lump sum severance amount, plus a cash payment in lieu of certain post-termination health and welfare benefits.

Notice of Non-Renewal.  If a notice of non-renewal has been given prior to death or disability of the executive, then instead of using a one times multiple of the average base salary and average bonus compensation as described above, the severance amount that relates to base salary and bonus compensation would be calculated using the number of years remaining between the date of the executive’s death or disability and the third anniversary of the notice of non-renewal, but in no event less than one year. Any severance relating to disability will be paid in a lump sum no earlier than six months after separation. Any severance relating to death will be paid in two installments: 75% of such pay will be paid at the time of separation and 25% will be paid on the first anniversary of such separation.

If the term of employment expires in accordance with the agreement after the delivery of a non-renewal notice by either party, the executive would continue to be employed for three years after the notice of non-renewal (unless otherwise terminated under the agreement). At the end of the three-year term, the executive would receive severance pay equal to one times the average base salary for the preceding three years, plus one times the average bonus compensation for the preceding three years, plus a lump sum severance amount, plus the benefits previously described. Severance payments will be paid in a lump sum no earlier than six months after separation.

If any provision of the employment agreements would cause the executive to incur any additional tax under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company will reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, in such a situation, the Company will notify and consult with the executives prior to the effective date of any such change.

Severance and Change of Control Arrangements Under Retention Agreements

On March 3, 2009, the Company entered into retention agreements with certain key officers who do not have employment agreements with the Company, including Mr. Russell and Mr. Monk. Pursuant to these agreements, in the event of a termination, other than for cause, or if the officer terminates his or her employment for good reason within 90 days prior to or 18 months following a change of control of the Company, the officer will receive a retention payment to be paid in a lump sum six months following the officer’s separation from service. See “Amended Stock Option Plan” above for the definition of change of control. The officer will also receive one year of COBRA coverage following the separation from service. In order to receive the retention payment, the officer must execute a binding separation and release agreement. These agreements shall continue in effect until December 31, 2011.

Indemnification Agreements

The Company has entered into indemnification agreements with its directors and certain senior officers of the Company including each of the NEOs. The indemnification agreements are intended to provide these directors and senior officers the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that the Company shall indemnify the director or officer who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.

Target Ownership

During 2006, the Board of Directors established a target ownership program, which requires senior officers to achieve and retain certain stock ownership levels commensurate with their positions within the Company. From the inception of the target ownership program in 2006, officers have five years to achieve the required ownership levels. Individuals who are hired or promoted after the implementation of the target ownership program would be required to achieve the target ownership level within the later of five years from the date of hire or three years from the date of promotion to the relevant title. Many of the Company’s senior officers already own a substantial number of shares of the Company and few have chosen to sell shares over their tenure with the Company. The Board of Directors believes that it is in the best interest of stockholders to encourage share ownership by the Company’s senior officers, so that the interests of officers and stockholders are aligned.

The Board of Directors has determined target ownership levels for the Company’s senior officers, as follows:

Minimum Share
Senior Officer	Multiple of Base Salary	Ownership Range

Chairman of the Board and Chief Executive Officer	5x	250,000 shares
Executive Officers, Managing Directors and Executive Vice Presidents	3x-4x	21,500 — 130,000 shares
Principals	2x	10,000 — 20,500 shares

Target ownership amounts represent the lesser of a multiple of base salary or a specified number of shares. Minimum share ownership requirements are determined on an individual basis and may be adjusted by the Compensation Committee.

The Company’s Chairman of the Board, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as well as certain other senior officers, have met their target ownership levels set forth above. See “Security Ownership of Management and Certain Beneficial Owners”.

In addition, pursuant to the Company’s Corporate Governance Policy, each non-officer director is required to own $100,000 worth of shares based on market value (excluding stock options), or to have purchased at least $100,000 of shares based on the original cost of purchase. Directors are required to achieve this target ownership level within five years of joining the Board or, in the case of those directors who were serving on the Board at the time the policy was adopted by the Board, by February 2011. The majority of the Company’s directors have achieved this target ownership level.

PROPOSAL 2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee and the independent members of the Board of Directors have appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. If the stockholders ratify the selection of KPMG LLP as the Company’s accountants, KPMG LLP also will be the independent registered public accounting firm for the consolidated subsidiaries of the Company, if required.

KPMG LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its subsidiaries.

The Company expects that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company.

The Board of Directors recommends that
stockholders vote to ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company.

Fees Paid to KPMG LLP for 2008 and 2007

The following are aggregate fees billed to the Company by KPMG LLP during 2008 and 2007.

	Fiscal Year Ended
	December 31
	2008	2007

Audit Fees	$1,610,000	$1,730,000
Audit-Related Fees	184,700	185,200
Tax Fees	15,000	28,500
All Other Fees	—	—

Total Fees:	$1,809,700	$1,943,700

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of the Company’s year-end consolidated financial statements and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings. These services also include the required audits of the Company’s internal controls over financial reporting.

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and fees related to requests for documentation and information from regulatory and other government agencies.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.

All Other Fees.  All other fees would include fees for products and services other than the services reported above.

Report of the Audit Committee

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all of the Company’s financial statements filed with the Commission for each quarter during 2008 and as of and for the year ended December 31, 2008. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP), and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee of the Board has established a pre-approval policy that describes the permitted audit, audit-related, tax, and other services to be provided by KPMG LLP, the Company’s independent registered public accounting firm. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such service does not impair the firm’s independence.

Any requests for audit, audit-related, tax, and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The Audit Committee received and reviewed the written disclosures from the independent registered public accounting firm required by the applicable Public Company Accounting Oversight Board rule regarding the independent accountant’s communications with Audit Committees concerning independence, and has discussed with the firm its independence. The Audit Committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the Company’s and the Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence. The Audit Committee also reviewed the requirements and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 including the Public Company Accounting Oversight Board’s Auditing Standard No. 5 regarding the audit of internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements as of and for the year ended December 31, 2008, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Commission. The Audit Committee also recommended the selection of KPMG LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2009.

Audit Committee
Ann Torre Bates, Chairman
Brooks H. Browne, Member
Anthony T. Garcia, Member
Edwin L. Harper, Member
Laura W. van Roijen, Member

Other Business

The Board of Directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s Proxy Statement or presentation at the Meeting unless certain requirements are met.

2010 Annual Meeting of Stockholders

Any stockholder proposals submitted pursuant to the Commission’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received by the Company on or before November 27, 2009. Such proposals must also comply with the requirements as to form and substance established by the Commission if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Allied Capital Corporation, 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Corporate Secretary.

Stockholder proposals or director nominations to be presented at the 2010 annual meeting of stockholders, other than stockholder proposals submitted pursuant to the Commission’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. For the Company’s 2010 annual meeting of stockholders, the Company must receive such proposals and nominations no later than December 27, 2009. If the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2010 annual meeting of stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to Commission rules governing the exercise of this authority.

ALLIED CAPITAL CORPORATION
1919 PENNSYLVANIA AVE. NW
WASHINGTON, DC 20006
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Allied Capital Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   ☑

ALCAP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ALLIED CAPITAL CORPORATION
   Election of Directors

1.	To elect the following four persons (except as marked to the contrary) as Class II Directors who will serve as directors of Allied Capital Corporation until 2012, or until their successors are elected and qualified.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	NOMINEES:	CLASS II DIRECTORS	☐	☐	☐

01) Anne Torre Bates
02) Edward J. Mathias
03) Alex J. Pollock
04) John M. Scheurer

Vote On Proposals		For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for Allied Capital Corporation for the year ending December 31, 2009.	☐	☐	☐

3.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
IMPORTANT: Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No

Please indicate if you plan to attend this meeting in person.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date

ALLIED CAPITAL CORPORATION
Annual Meeting of Stockholders
Admission Ticket
May 13, 2009
10:00 a.m.
The Fairfax at Embassy Row Hotel
(formerly The Westin Embassy Row Hotel)
2100 Massachusetts Avenue, NW
Washington, DC
     If you plan to attend the Annual Meeting of Stockholders on May 13th, please detach this card and bring it with you for presentation at the Meeting. Please be sure to bring this ticket with you along with photo identification, as you will need both to gain access to the Meeting.
The doors will open at 9:15 a.m.; a continental breakfast buffet will be served.
Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting: The Notice and Proxy Statement, Annual
Report and Shareholder Letter are available at www.alliedcapital.com or www.proxyvote.com.

ALLIED CAPITAL CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints WILLIAM L. WALTON, JOHN M. SCHEURER and MIRIAM G. KRIEGER, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Fairfax at Embassy Row Hotel (formerly The Westin Embassy Row Hotel), 2100 Massachusetts Avenue, NW, Washington, DC on May 13, 2009 at 10:00 A.M. Eastern Time and at all adjournments thereof, as indicated on this proxy.
THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND FOR THE PROPOSAL LISTED. If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the Board of Directors knows of no other business to be presented at the meeting.
PLEASE MARK, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM THE COMPANY PRIOR TO THE EXECUTION OF THIS PROXY OF A NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND A PROXY STATEMENT.

Address Changes/Comments:

(if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED ON REVERSE SIDE)